EXHIBIT 99.1

Arbor Realty Trust Announces Details of Special Dividend Payable on January 31, 2019

Uniondale, NY, January 30, 2019 — Arbor Realty Trust, Inc. (the “Company”) (NYSE: ABR) announced today the results of the stockholders’ elections relating to the special dividend of $0.15 per share of common stock announced on December 17, 2018, which is payable on January 31, 2019.

Shareholders of record on December 28, 2018 were able to elect to receive payment of the dividend all in cash or all in common shares, with the total cash distribution limited to 20% of the special distribution.  Stockholders who failed to return a timely and properly completed election form before 5:00 p.m. Eastern Time on January 18, 2019 (the “Election Deadline”) were deemed to have made an election to receive the special dividend entirely in common shares.

Based on stockholder elections, the special dividend will consist of approximately $2.5 million in cash, or 20% of the total dividend, and approximately 0.9 million shares of common stock, or 80% of the total dividend. The number of shares included in the special dividend was calculated based on the $11.18 volume weighted average trading price of the Company’s common stock on the New York Stock Exchange on January 22, 23 and 24, 2019, the three trading days following the Election Deadline.

Summarized results of the dividend elections are as follows:

•             Stockholders of 58.5 million common shares made no election or elected to receive the dividend all in shares of common stock, and will receive $0.15 per share in common stock (100%).

•             Stockholders of 25.5 million common shares elected to receive the dividend all in cash and will receive approximately $0.10 per share in cash (66%) and $0.05 per share in common stock (34%).

•             The Company will pay fractional shares in cash.

Following the special dividend, the Company will have approximately 85.1 million shares of common stock outstanding.  The cash and stock portions of the special dividend are expected to be treated as a taxable dividend to stockholders for U.S. federal income tax purposes in 2018.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare, and other diverse commercial real estate assets. Headquartered in Uniondale, New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in Fannie Mae, Freddie Mac, and other government-sponsored enterprises, as well as CMBS, bridge, mezzanine, and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and flexibility, and dedicated to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2017 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts:	Investors:
Arbor Realty Trust, Inc.	The Ruth Group
Paul Elenio, Chief Financial Officer	Lee Roth
516-506-4422	646-536-7012
pelenio@arbor.com	lroth@theruthgroup.com

Media:
Bonnie Habyan, EVP of Marketing
516-506-4615
bhabyan@arbor.com